Exhibit 99.2

Impac Mortgage Holdings

Annual Meeting of Shareholders

July 21, 2015 at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS

Joe Tomkinson — Chairman and Chief Executive Officer

Ron Morrison — General Counsel and Executive Vice President

PRESENTATION

Justin Moisio

Good morning, everyone.  Thank you for joining us this morning for Impac Mortgage Holdings’ 2015 Annual Stockholders’ Meeting.  During this presentation, we will make projections or other forward-looking statements in regards to, but not limited to, GAAP and taxable earnings, cash flows, interest rate risk and market risk exposure, mortgage production, and general market conditions.  I would like to refer you to the business risk factors in our most recently filed Form 10-K under the Securities and Exchange Act of 1934.  These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.  This presentation, including any outlook and any guidance, is effective as of the date given, and we expressly disclaim any duty to update the information herein.

At this time, I’d like anybody who hasn’t voted their shares, they can see me in the back of the room, and I have additional ballots where you can provide me your proxies so you can vote those shares.  At this time, I’d like to introduce Joe Tomkinson, Chairman and CEO of Impac Mortgage Holdings.

Joe Tomkinson

Good morning.  First order of business, I’d like to introduce our board that’s with us: Frank Phillips, Stephan Peers, Leigh Abrams, and Jim Walsh, also, our general council, Ron Morrison.  Our president and chief operating officer is Bill Ashmore.  Bill came to work with me 27 years ago, now.  This is actually our 20th anniversary at Impac, so I thought I’d mention that.  Then, where’s my secretary in the back?  Kathy King’s [ph] been with me 28 years, since she was a young woman at the time, and she often remarks this is what happens when you work for Joe for this long.  Then, head of our secondary marketing is Nancy Pollard, and our controller is Dave Wallace.  Todd Taylor is somewhere in the room.  Oh, there he is.  I didn’t recognize him.  He’s been with us a long time, also.

Anyway, I want to welcome everyone to our 20th—is this our 20th?  Or would it be the 19th shareholders meeting?  Oh, who’s counting?  I don’t know, either.  It doesn’t make any difference.  We’re still here; that’s the important thing.  So, Ron, do you want give the results of the election?

Ron Morrison

Thank you, Joe.  I think Justin already inquired, but is there anyone present who has not yet voted or who voted by proxy and wishes to withdraw that and vote differently at this time?

Okay, there being nobody present, with that, I can announce that we do have a quorum, and with regards to the election itself, the current slate of directors was reelected, that being Mr. Tomkinson, Mr. Ashmore, Mr. Walsh, Mr. Phillips, Mr. Peers, and Mr. Abrams.  In addition, with regards to the amendment to the omnibus incentive plan, that also passed.  The proposal to ratify Squar Milner as our accountants also passed.  That is the results of the election.  Thank you.

Joe Tomkinson

Alright.  Ashmore beat me again?  He was more popular than me?

M

Yes.

Joe Tomkinson

This is the fourth year in a row.  It’s really beginning to irritate me.  Alright, let’s see here, I’ve got some prepared remarks, and we’ve got some slides here for everyone.  Let me get my script.

So, we’ll start off with a very quick overview for 2014.  As everyone is aware—as a side note, I was talking with Todd Pickup and Tim Bush.  I’m not sure why we have these shareholder meetings for the previous year in July.  I mean, why wouldn’t we have it in February?  I mean, last year’s irrelevant, but this is what we talk about.

Anyway, as you all are very well aware, in 2014 we successfully sold AmeriHome Mortgage for about $10 million.  We recorded a return on our investment of about 20%.  The whole reason for the original purchase of AmeriHome was it sort of gave us a jumpstart to get back into the business of residential lending.  At the time that we went to reapply for all of our approvals with Fanny, Freddy, Jenny, the process had changed significantly, and it would have been a much drawn-out process.  Just to give you an example, in the state of New York, it took us 32 months to get reapproved, just in one state.  So, that was the reason that we originally purchased AmeriHome.  We sold it to another hedge fund.  That sale concluded in—when was it?  December 2014?  Yes.

Then, we also, in late September of 2014, we launched or announced the initiative of our Alt-QM mortgage operations.  This is very similar to the old Alt-A; however, this all conforms to the Dodd-Frank and the CFPB guidance, which we continue to get interpretations for the lending criteria, and as we discover what that criteria is, we go ahead and we implement those changes as we see fit.

During 2014, we increased our total loan originations to approximately $2.9 billion.  That was from $2.5 billion in 2013.  Two billion dollars of those originations and this is important, occurred in the second half of 2014, and that was a real strong indicator of what we were going to see in the first quarter of this year.  During 2014, on a very selective basis, we sold our servicing rights.  The reason for that is we were very capital constrained, and one of the ways to raise capital and to continue to grow the originations is to sell off that servicing.  We were able to do that, which was at a profit, but we also generated about $28 million, $29 million in operating cash that we were able to recover.

Let’s go to the next slide.  Let’s take a look at the originations in the lending overview.  From 2012 to 2014, we were basically back in startup mode, and our mortgage originations increased slightly every year.  While in the first half of 2015, our total originations nearly doubled the production for all of 2014, so in the first half of this year, we doubled what we did for 2014 with a total of $5 billion in total originations.  If we continue on this path, our projections show that we’ll do somewhere in the neighborhood, for 2015, roughly $10 billion through all channels, which is a huge increase.

CashCall Mortgage is a centralized retail call center that has traditionally focused on mortgage refinances, and as all of you know, we completed that transaction in the first week of January of this year, of 2015.

Let’s go to Slide 3.  As illustrated in the originations by the channel chart, our channel production has adjusted dramatically over the last year and a half.  In 2014, and as a result of the sale of our costly brick and mortar retail branches, our production was predominantly generated from our wholesale channels and our correspondent lending division.  It’s important to note that in the fourth quarter 2014, prior to the acquisition of CashCall, CashCall was a correspondent seller, and the loan acquisition volume in the correspondent division included CashCall originations.  Through the first half of 2015, as a result of CashCall Mortgage’s volume being moved from the correspondent channel to our retail channel, retail originations through CashCall Mortgage channel now make up approximately 60% of our total origination volume.  Additionally, the wholesale volume in the first half of 2015 has already surpassed the channel origination total production for all of 2014.

In 2014, the correspondent channel’s correspondent standalone business, excluding CashCall production, was approximately $1.1 billion.  In the first half of 2015, the comparable correspondent production has been approximately $1.2 billion.  Again, that business has almost doubled.

As seen in the mortgage servicing portfolio chart, the company steadily increased its mortgage servicing portfolio in 2012 and 2013.  By increasing the mortgage servicing portfolio of agency loans with low interest rates and high credit quality, we were in a position to strategically sell servicing and capitalize in attractive pricing in the market, which I mentioned earlier in the presentation.  As I discussed earlier, we sold $3.3 billion of the servicing rights, which generated $28 million in cash.  These sales and servicing rights in our mortgage servicing portfolio were partially offset by the addition of servicing retaining loans of $1.9 billion of conforming government, or GSE eligible loans.

In the CashCall Mortgage acquisition, in the first quarter, we completed the acquisition of CashCall, and CashCall Mortgage originations, which includes the complete origination platform.  Their systems and personnel now operate as a separate division of Impac Mortgage Corporation under the name CashCall Mortgage.  The division operates as a centralized call center that utilizes a marketing platform to generate customer leads to the internet and call center loan agents.  By using its marketing platform to generate internal leads and its efficient, low cost operations, we believe CashCall Mortgage is able to compete with some of the largest internet lenders across the nation.  The completion of this acquisition has already yielded significant financial results for the company and contributed to nearly half of the $5 billion in production for the first half of 2015.

Our first quarter operating income, that’s important to note, was $17 million.  In the first quarter of 2015, we reported income of $17.2 million, or a $1.72 per share, as compared to an operating loss of $2.8 million in the fourth quarter of 2014.  The increase in the operating income was primarily caused by the increase in origination volumes and margins in the first quarter, more specifically, the retail volumes of the CashCall Mortgage.  In the second quarter of 2015, we expect to show strong originations and earnings numbers, but at this point I’m not prepared to provide specific earnings guidance as our P&L contains a significant amount of mark to market adjustments that could change prior to the second quarter earnings release which we will release in about two weeks.

This year, we had successful capital raises.  When we had announced our first quarter earnings, we indicated that we were hopeful to raise around $50 million in equity or equity capital.  In May, we announced a $25 million convertible debt issuance, and in June, we announced another $30 million in working line capital facility with the Macquarie Group.

This capital was necessary due to the higher haircut requirements due to the higher volumes and contingent consideration payments associated with the acquisition of CashCall Mortgage.  Additionally, our current capital position now allows us to continue to grow our mortgage lending platform.  These transactions not only strengthen our liquidity position, but it also provided the ability to selectively retain mortgage servicing rights, as well as greater ability to take advantage of opportunities that may arise in the mortgage lending industry.

In looking forward in 2015, the strategies for our lending groups are as follows: Prior to the completion of the acquisition of CashCall, CashCall was licensed in just 11 states.  Since then, based on the states in which Impac is currently licensed, CashCall Mortgage now has licenses in 41 states.  This expanded national lending footprint, combined with access to the Impac loan products, will unlock significant opportunities to greatly diversify CashCall Mortgage loan production and increase the total overall production.

With that being said, CashCall Mortgage’s current pipeline is primarily made up of the original states they were licensed, but we have seen an increase of applications with the newly licensed states and as a result of a nationwide marketing campaign of over 25% in the current pipeline.  The increase of applications within these newly licensed states is expected to begin to generate fundings in the third quarter or the fourth quarter of this year.  In addition, a nationwide marketing campaign is the most cost effective and efficient way of having to target a smaller number of states for marketing campaigns for all of media advertising, including internet, television, and radio.

Since CashCall is an extremely efficient origination platform, we are currently in negotiation with large acquires of mortgage servicing rights assets to act as a retention business to refinance their MSR assets back into their portfolio.  The geographic expansion, additional loan production offering, and anticipated servicing retention business is expected to mitigate the reduced refinance activity expected during the latter half of 2015 and maintain CashCall volumes throughout the year.

In addition to the CashCall Mortgage, Impac’s business-to-business channels of wholesale and correspondent will also be a part of the overall growth during the period of half of 2015.  Currently, our business-to-business channels monthly run rates are $360 million and growing.  These channels also complement our current retail mix of business, with nearly half of our business-to-business production being purchase money transactions and 45% FHA and VA loans.

Growing the Alt-QM production volumes, even though our Alt-QM loan volumes were lower than we initially forecasted, we still believe that these loan programs can be an important part of the overall production.  In July, as a result of feedback from borrowers in our business-to-business channels, we have simplified our Alt-QM program guidelines which are expected to create a more origination friendly loan product.  These changes will further provide flexibility to help qualify high credit quality borrowers that are unable to get refinancing from current traditional mortgage platforms.  As a result, we have seen an increase in our Alt-QM pipeline to over $75 million; however, we do not anticipate these programs providing a material amount of revenue to the original channels until 2016.

We continue selective mortgage servicing.  During the second half of 2015, we anticipate we will continue to grow our mortgage servicing right portfolio from $4 billion at June of this year; however, we do anticipate that we may selectively sell mortgage servicing rights and assets to maintain a desired liquidity to grow our businesses.  This year, we completed a shelf registration.  At Impac, we completed the shelf origination in July of 2015, and that will allow us, the company, the flexibility to raise additional capital in the future to retain assets and grow the businesses through an equity raise.  The raising of capital will be evaluated based on IMH’s stock price, our deferred tax analysis, capital needs, the deployment of the capital raised, and overall return on earnings.

This concludes my prepared remarks.  I’ll open it up to any questions from the floor or questions that we have over the—what is it—internet?  Is that what it is?  Alright.

QUESTIONS AND ANSWER

Brian Gaitner

Thank you.  Stockholder Brian Gaitner [ph].  This is a question on gain on sale margin.  Given acquisition of CashCall, as well as management’s strategic direction and the makeup of originations with channel loan type or purpose, specifically what I believe would be a percentage gain in originations in future Alt-QM and purchase originations, how do you see gain on sale margins widening or contracting in the future?  And maybe if you could discuss where margins were in past good times.

Joe Tomkinson

Well, the margins, they fluctuate quarter to quarter.  I’m sure you already know that.  We’ve seen a decrease in the overall margins in the CashCall, although we saw an increase in margins in the correspondent in the wholesale channel.  What was the other part?  You wanted to know—

Brian Gaitner

Just where the margins today versus where it was in maybe early 2000s [indiscernible]?

Joe Tomkinson

Well, you know, the margins—I’ll go back to 2013.  The margins were huge.  Then they contracted, and in the beginning of this year, the margins widened again.  We saw margins as high as, what, 327?  Over 300 in the retail.  Those have declined down somewhere in the 280 area.  You want to add to where we see things going?

M

I think Joe’s right in terms of where the competitive market is.  As you see interest rates go up or climb in the May-June timeframe, there was compression overall in margins from a competitive standpoint.  In addition to holding borrowers in, you’re having competitive pressure.  So, I think the biggest thing that we’ll see is some stabilization of rates will allow us to maintain a more even margin over the overall channels.  Although Joe had mentioned that we have increased production in the business-to-business channels, and those margins have stabilized or increased since the first part of the year.

Comparing it back to 2000 plus vintage is going to be impossible because the mix of business back then, our mix of business was all non-agency business.  It was a different type of lending.  It was more spread lending as opposed to what it is today, where the significant portion of the gain on sales embedded within those MSR assets.  So, depending upon how those assets go and the competitive pressures, you’re going to see margins contract or expand throughout the year.

One thing we have seen is since the first of the year when [indiscernible] and quite a few other larger MSR buyers were out of the market, or were flooding the market in the case of [indiscernible], we’ve seen that abate in the last couple of months, so we have seen a little bit stronger bid for those MSRs.  But again, with the rising interest rates, you are going to see some compression.  But what we’ve seen historically, and from talking to CashCall management, what they’ve seen is that as interest rates go up, it takes a little bit of time for the borrowers and the originators to acclimate to slightly higher interest rates.  So, what we’re going through right now is a period where instead of seeing primary rates being originated in the mid to higher threes, you’re starting to see coupons move into the 4% region.  You’re going to see, again, it’s going to take a while, a month or two, before borrowers start acclimating to that.

But I think that’s happening, probably, at a decent time, which is the middle of a summer buying season, and as Joe mentioned, our increase in purchase business, which we want to get to in excess of 60% in the business to business, and that combines with the fact that we’ll be a larger percentage of FHA business, which is basically predominantly purchase money.  What CashCall is doing in that particular area is rolling out a government affinity program that will hopefully be put in place between now and the end of the year to capture more of the non-conventional refinance activity.

Joe Tomkinson

The big question, really, on everybody’s mind is what happens when interest rates rise?  Really, in a roundabout way, that’s really what your whole question is based on.  I think to a large extent maybe in the pricing, the increase in interest rates, the anticipation that is already built into the pricing that we’re seeing.  Interest rates undoubtedly are going to go up, at least in my opinion.  The consensus seems to be by the end of the year, maybe we’ll see an increase as much as a 0.5%.  Now, what does that mean, 0.5%?  Right now, we’re conforming.  It’s conforming somewhere around 3.88%, 4%, somewhere in that neighborhood.

So, now let’s look at it from a practical standpoint.  Now, all of a sudden, interest rates are 4.5%, 4.75%.  When I first bought my very first home 40 years ago, I closed a loan at 7.75%, and everybody thought in 1976 or 1977 that that was a great deal for a 30-year fixed rate loan.  So, interest rates are still historically very, very low, and at 4.5%, they’re even lower than they were 40-some years ago.

As long as I’ve been doing this, Bill and I together, we’ve seen I don’t know how many changes in interest rates.  When I first started the business, interest rates were 16%, and I was selling loans at 4 points and 16%, and people were thanking me for giving them a 16% 30-year fixed rate loan.  So, what we have seen over the years is people get adjusted to the higher rates.  What typically happens when you have higher rates?  Well, as long as I’ve been doing this, I’ve always seen price appreciation.  So, now you see homes going up in value, and generally that is inflationary, and so that’s why you have higher interest rates.  So, then all of a sudden there’s a bigger demand for homes and home ownership because people are thinking to themselves I’ve got to get in the game.

Now, 4.5%, when you really sit there and analyze it and you say okay, I’m going to put down 20% on $100,000 home, so I’ve got $20,000 invested, the house is appreciating, let’s say, 3%—fair enough?  Okay.  So, what’s 3% of $100,000?  I’m appreciating $3,000 a year.  The government’s giving me back 30% of everything I spend on my interest, so I’m getting back roughly what, $12,000?  Alright, so now I get back $12,000.  I’m earning $3,000.  I get my taxes, and I’m building equity.  Now when you take a look at it and you say for a $20,000 investment, I’m earning $12,000, $15,000, even though I’m paying 4.5%, is that a bad investment?  That’s a better return than you guys are getting in my stock for the last seven years.

So, we know how to sell interest.  We understand the homeowner.  We know how to manage interest rate risk.  There was a lot of speculation at Impac, by going out and borrowing the money, oh, they’re having liquidity crisis, and they need the money.  We didn’t need the money.  What I wanted to do was have more liquidity so that I could take advantage of these low servicing values that we were getting.  I didn’t want to sell the servicing at 90 if I think the price should be 120.  So, we borrowed money short term.  We borrowed it at pretty good rates.  One of the borrowings was a convertible which I have the option to convert it, if I want.  That’s tantamount to raising capital.  I think that was cheap money.

Interest rates don’t bother me.  It’s a fact of life.  The volume is going to fluctuate up and fluctuate down.  Right now the volume’s been fluctuating down.  Gee, everyone knows that because we’ve had an increase in interest rates.  So, what do we do?  We cut back on our expenses, which is exactly what Bill has been doing for the last six weeks or so.

We’re here to manage the process.  We didn’t survive through the last seven years by not managing the process.  I can’t tell you how many times people thought that they were going to be putting the tombstone on Impac.  Now, we’re in a position to grow the company, and there’s a lot of low-hanging fruit out there.  The large banks, they’re stepping away from the business.  We had the foresight to enter into and create the Alt-QM program, way ahead of our time.  But it’s better to have a program that you can use for the underserved market.  When interest rates go up, more and more individuals are not going to qualify for the GSE loans because of the debt-to-income ratios, etc.  Our guidelines provide for a higher debt-to-income ratio, so now we have these loan programs in place that as the volume goes down in the GSE programs, there are alternatives for what, to purchase money, where realtors can sit there and they can say hey, I can use these other programs because rather than only having two borrowers per house that qualify, now I have ten borrowers that qualify.  That’s the whole idea.

Does that answer all that long question?  That was a long answer.  Usually Bill is the verbose one; I’m usually pretty cut.

M

[Indiscernible.]

Joe Tomkinson

I think I covered everything.  So, next year, I’d like to get more votes than Ashmore, alright?  Do we have any other questions?

CONCLUSION

Joe Tomkinson

Alright, we’re all done then.  Thank you for coming.  We had a bigger, larger turnout than I expected.  We will conclude this until next year.  Are we going to have this meeting the same time next year?

M

Unless you want to move it up, yes.

Joe Tomkinson

I’d prefer to move it up.  Then it’s more relevant.  Alright, thank you.